Exhibit 2.2

FIRST AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

This First Amendment to Membership Interest Purchase Agreement (this “Amendment”), dated February 18, 2022, is entered into by and among RumbleOn, Inc., a Nevada corporation (the “Purchaser”) TPEG Freedom Powersports Investors LLC, a Texas limited liability company (“FPI”), Kevin Lackey (“Lackey”), Sanjay Chandra (“Chandra” and collectively with FPI and Lackey, the “Sellers” and each, a “Seller”), the optionholders of the Company set forth on the signature pages hereto (each, an “Optionholder” and, collectively, the “Optionholders”), and Trinity Private Equity Group, LLC, a Texas limited liability company, as the representative of the Sellers (the “Sellers’ Representative”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, Purchaser, the Sellers, the Optionholders, and Sellers’ Representative entered into that certain Membership Interest Purchase Agreement, dated as of November 8, 2021 (collectively, as amended, the “Purchase Agreement”); and

WHEREAS, the Parties desire to amend the Purchase Agreement to (a) reduce the restricted period applicable to certain restrictive covenants from five (5) years to three (3) years and (b) reflect that the Optionholders intend to exercise their Options immediately prior to Closing, become equityholders of Freedom Powersports and FPS Real Estate, as applicable, and Sellers for purposes of the Purchase Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1. Revision of Certain Restrictive Covenants.

a. Amendment of Section 7.7(d). The first sentence of Section 7.7(d) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, each Seller will keep confidential any Confidential Information (as defined below) which is now or which hereafter may become known to such Seller, as a result of such Seller’s ownership interest in or employment with the Acquired Companies, and shall not at any time during such period, directly or indirectly, disclose any such information to any Person or use the same in any way other than in connection with the business of Purchaser, the Acquired Companies, or their Affiliates.”

b. Amendment of Section 7.7(e). Section 7.7(e) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(e)  Non-Disparagement. During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, each Seller shall not, and shall cause such Seller’s Affiliates not to, directly or indirectly disparage the Purchaser, the Acquired Companies, or their Affiliates in any way that would adversely affect the goodwill, reputation, or business relationships of Purchaser, the Acquired Companies, or its or their Affiliates with the public generally, or with any customer, manufacturer, client, employee, independent contractor, supplier, licensee, advertiser or vendor of Purchaser, the Acquired Companies, or any of its or their Affiliates, with the intent to harm such Person or relationship, provided that no Seller shall be prevented from providing true testimony to the extent determined by counsel is required by any legal proceeding (or in any discovery in connection therewith) or investigation by any Authority.”

c. Amendment of Section 7.7(f)(ii). Section 7.7(f)(ii) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(ii)  “Restricted Period” means the three (3) year period beginning on the Closing Date, provided, however, that in the event of any breach on the part of any Seller of any provision of this Section 7.7, the Restricted Period applicable to such Seller shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured.”

2. Optionholder Matters

a. Certain Definitions.

(i) the following definitions are hereby added to Article I of the Purchase Agreement:

“Exercising Optionholders” means each of Daniel Arriaga, Sarah McVean Brown, Sean Chandler, Natalie Nelson, Chase Vance, and Tom Zelewski.

“Option Exercise Document” means the document pursuant to which each Optionholder exercises the Options held by such Optionholder.

(ii) The definition “Option Termination Agreement” is hereby deleted from Article I of the Purchase Agreement. Each reference to the term “Option Termination Agreement” in the Purchase Agreement is hereby replaced with the words “Option Exercise Document”.

b. Amendment of Recital D. Recital D of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(1) Immediately prior to the Closing, upon the terms and subject to the conditions of this Agreement, each Optionholder will exercise all of his or her Options and be deemed a Seller as provided in Section 7.13 hereof entitled to receive payment as a seller of Class C Units of the Acquired Companies, less the aggregate exercise price of the Options held by such Optionholder, subject to the withholding rights specified herein and (2) at the Closing, upon the terms and subject to the conditions of this Agreement, the Sellers (including for the avoidance of doubt, the Exercising Optionholders) will sell and transfer to the Purchaser the Transferred Equity Interests, and the Purchaser will purchase and acquire from the Sellers the Transferred Equity Interests, in each case free and clear of all Liens other than restrictions on transfers arising under applicable securities Law;”

c. Amendment of Section 2.6(a)(ii). Section 2.6(a)(ii) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(ii) pay the Aggregate Estimated Cash Consideration and deliver the Aggregate Closing Payment Shares (other than amounts delivered to the Escrow Share Agent and Cash Escrow Agent in Section 2.6(a)(i) above), in each case, to such Sellers and Optionholders, in such amounts and (in the case of the Aggregate Estimated Cash Consideration) to such accounts as are set forth across from each such Seller’s or Optionholder’s name in the Payment Notice or, to the extent necessary to comply with applicable Law in respect of the Exercising Optionholders, the Freedom Powersports or FPS Real Estate, as applicable, to be distributed in an ordinary or special payroll;”

d. Amendment of Section 3.2(b). The word “Optionholders” in the second sentence of Section 3.2(b) of the Purchase Agreement shall be deleted and replaced with the words “Exercising Optionholders.”

e. Amendment to Section 5.5(a). Section 5.5(a) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Such Seller or such Optionholder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act or if any Optionholder or Exercising Optionholder, as applicable, is not an accredited investor, either alone or with the aid of a purchaser representative, has sufficient knowledge and experience in financial and business matters to evaluate and understand the merits and risks of the investment in shares of Purchaser Class B Common Stock. Such Seller or such Optionholder acknowledges that the Purchaser has the right to require evidence of such Seller’s or Optionholder’s status as an accredited investor, if necessary.”

f. Amendment of Section 7.13. Section 7.13 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“By executing this Agreement, each Exercising Optionholder agrees to exercise all of its Options immediately prior to the Closing, at which time such Exercising Optionholder shall be deemed for all purposes of this Agreement to be a Seller other than with respect to Article IV , Article V, and Section 10.1(a)(i) hereof. With respect to Article IV and Section 10.1(a), FPI, Lackey and Chandra shall be the sole and exclusive Sellers making the representations and warranties to Purchaser provided in Article IV and indemnifying the Purchaser Indemnitees with respect to the Losses set forth therein. With respect to Article V hereof, the Exercising Optionholders shall be deemed to have made, severally and not jointly, as to himself or herself, the representations and warranties in Section 5.5 and 5.7 as of the date hereof and each of the representations and warranties in Article V (other than Section 5.7) as of the Closing Date.”

g. Amendment of Section 9.2(h). Section 9.2 of the Purchase Agreement is hereby amended to delete the words “and no Optionholder shall have exercised any Option” from the condition.

h. Amendment of Section 10.4(e)(ii). The word “Optionholders” in the last sentence of Section 10.4(e)(ii) of the Purchase Agreement shall be deleted and replaced with the words “Exercising Optionholders.”

i. Consent to Undertake Exercise. Pursuant to Section 7.1(b)(xxii) of the Purchase Agreement the Acquired Companies are not permitted to issue any Equity Interests of any Acquired Company, including issuance of Equity Interests in connection with the exercise of options without Purchaser’s prior written consent. Purchaser hereby consents to the exercise of the Options by the Exercising Optionholders immediately prior to Closing and the issuance of Equity Interests in connection therewith.

j. Ancillary Agreements. Notwithstanding any provision to the contrary set forth therein, any reference to the word “Optionholder” in any agreement or other instrument executed and delivered by any of the parties hereto at the Closing (including any agreement or other instrument executed and delivered by Seller Representative on behalf of any Exercising Optionholder) shall be deemed to reference the Exercising Optionholders.

k. Seller Representative. For the avoidance of doubt, the Seller Representative shall retain all authority previously granted to execute any agreement or other instrument on behalf of the Exercising Optionholders notwithstanding the fact that such agreement or other instrument references the “Optionholders” but not the “Exercising Optionholders.”

3. Purchase Agreement Otherwise Unchanged. Except as expressly provided herein, the Purchase Agreement shall remain unchanged and in full force and effect. Each reference to “this Agreement” or “the Purchase Agreement” and words of similar import in the Purchase Agreement and in the agreements and other documents contemplated by the Purchase Agreement shall be a reference to the Purchase Agreement, as amended hereby, and as the same may be further amended, restated, supplemented and otherwise modified and in effect from time to time.

4. Governing Law; Jury Trial. This Amendment shall be governed by and interpreted in accordance with the same laws and in the same manner as the Purchase Agreement and Sections 11.1 and 13.7 of the Purchase Agreement are incorporated herein by reference, mutatis mutandis.

5. Miscellaneous. This Amendment shall be binding upon and inure to the benefit of each party to the Purchase Agreement and its successors and permitted assigns. The headings in this Amendment are for reference only and shall not affect the meaning or interpretation of this Amendment. This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same instrument. Delivery of an executed counterpart of this Amendment electronically, via email or .pdf, or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

* * * * *

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first set forth above.

PURCHASER:

RUMBLEON, INC.

By:	/s/ Marshall Chesrown
Name:	Marshall Chesrown
Title:	Chief Executive Officer

SELLERS:

TPEG FREEDOM POWERSPORTS INVESTORS LLC

By:	/s/ Daniel Meader
Name:	Daniel Meader
Title:	Manager

/s/ Kevin Lackey
Kevin Lackey

/s/ Sanjay Chandra
Sanjay Chandra

SELLERS’ REPRESENTATIVE:

TRINITY PRIVATE EQUITY GROUP, LLC

By:	/s/ Daniel Meader
Name:	Daniel Meader
Title:	Manager

[First Amendment to Membership Interest Purchase Agreement]

OPTIONHOLDERS:

/s/ Daniel Arriaga
Daniel Arriaga

/s/ Sarah McVean Brown
Sarah McVean Brown

/s/ Sean Chandler
Sean Chandler

/s/ Natalie Nelson
Natalie Nelson

/s/ Chase Vance
Chase Vance

/s/ Tom Zelewski
Tom Zelewski

[First Amendment to Membership Interest Purchase Agreement]

5